                                                                    Exhibit 11.1


                                 ProSource, Inc.
                        Computation of Earnings Per Share
                    For the periods ended September 30, 1995
                             and September 28, 1996
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)




                                                              Thirteen Weeks Ended            Thirty-Nine Weeks Ended
                                                          ----------------------------     -----------------------------
                                                          September 30,  September 28,     September 30,   September 28,
                                                            1995(1)          1996(1)         1995(1)          1996(1)
                                                          -------------  -------------     -------------   -------------
Net earnings (loss) applicable to common stock             $(   734)        $  1,357        $ (2,730)        $(16,600)
                                                           ========         ========        ========         ========

Weighted average common shares outstanding                    5,228            5,310           4,234            5,304

Additional shares assuming exercise of stock
 option and warrants                                           --                 45            --               --
                                                           --------         --------        --------         --------

    Shares used for primary earnings per share                5,228            5,355           4,234            5,304
                                                           ========         ========        ========         ========

Earnings per share:

    Net earnings (loss)                                    $  (0.14)        $   0.25        $  (0.64)        $  (3.13)
                                                           ========         ========        ========         ========

(1) Weighted average common shares outstanding have been restated to include the effect of a 100-to-1 stock split declared in November 1996.